     As filed with the Securities and Exchange Commission on March 26, 2001

                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                   eBenX, Inc.
             (Exact name of registrant as specified in its charter)

          Minnesota                                      41-1758843
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                         605 North Highway 169, Suite LL
                          Minneapolis, Minnesota 55441
                                 (763) 614-2000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

           Thomas E. Kelly              Copy to:         Kenneth L. Cutler, Esq.
Chief Financial Officer and Secretary                     Dorsey & Whitney LLP
             eBenX, Inc.                                 220 South Sixth Street
   605 North Highway 169 Suite LL                         Minneapolis, MN 55402
    Minneapolis, Minnesota 55441                             (612) 340-2740
           (763) 614-2000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                              Proposed               Proposed
          Title of Each                   Amount               Maximum                Maximum                Amount of
       Class of Securities                 to be           Offering Price            Aggregate             Registration
        to be Registered                Registered           Per Share*           Offering Price*               Fee
-----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value           2,354,960           $4.44                   $10,456,022              $2,614

=======================================================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on March 21, 2001, as reported on the Nasdaq National Market.



    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
 Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                   eBenX, Inc.

                                   ----------

                               2,354,960 Shares of
                                  Common Stock
                                ($.01 par value)

                                   ----------

         This prospectus relates to an aggregate of 2,354,960 shares of Common Stock, par value $.01 per share, of eBenX, Inc., a Minnesota corporation, that may be sold from time to time by the selling shareholders named on page 14 of this prospectus. We will not receive any proceeds from the sale of the shares. We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

         The selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Any or all of the shares may be offered from time to time in transactions on the Nasdaq National Market in brokerage transactions at prevailing market prices or in transactions at negotiated prices.

         The shares offered by this prospectus have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the shares.

         Our common stock is traded on the Nasdaq National Market under the trading symbol "EBNX". On March 23, 2001, the last sale price of our common stock as reported on the Nasdaq National Market was $4.50 per share.

         Our headquarters are located at 605 North Highway 169, Suite LL, Minneapolis, Minnesota 55441-6465 and our telephone number is (763) 614-2000.

         The acquisition and ownership of the shares of common stock sold under this prospectus involve a high degree of risk. The shares should be purchased only by investors who are able to afford the risk of loss of their entire investment. See "Risk Factors" on page 4.

         Neither the Securities and Exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 26, 2001.

                               TABLE OF CONTENTS
                                                                         Page

Risk Factors...........................................................    3
Forward Looking Statements.............................................   12
eBenX, Inc.............................................................   13
Selling Shareholders...................................................   14
Plan of Distribution...................................................   16
Where You Can Find More Information ...................................   16
Incorporation of Certain Documents by Reference........................   17
Experts  ..............................................................   17
Legal Matters..........................................................   17

                                  RISK FACTORS

         This offering involves a high degree of risk, and you should carefully consider the risks and uncertainties described below and the other information contained in our filings with the Securities and Exchange Commission before deciding whether to purchase shares of our common stock. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

We have had net losses over the past several years and we may not be able to achieve or maintain profitability in the future.

         Our business strategy may be unsuccessful and we may never achieve or maintain significant revenues or profitability. With the exception of fiscal 1995, we have incurred net losses each year since we began operations in 1993. We had net losses of approximately $15.5 million, $5.0 million and $1.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. As of December 31, 2000 we had an accumulated deficit of $22.7 million. We expect to continue to incur development, sales and marketing and other operational expenses in connection with our business. We may also incur expenses in connection with acquisitions or other strategic relationships. As a result of these expenses, we will need to generate significant quarterly revenue increases to achieve and maintain profitability. We expect that we will incur losses for the forseeable future.

We rely significantly on a limited number of customers and the loss of any material customer could harm our business and operating results.

         The loss of a material customer would significantly reduce our revenue and harm our business and operating results. In 2000, eight customers accounted for approximately 60% of our total revenue. Further, because increased employee participation from existing customers has contributed to our revenue growth, the loss of any material customer would harm our prospects for future growth. We may continue to depend upon a small number of customers for a substantial percentage of our revenue in the future.

The failure of the industry to accept our services could limit our revenue growth.

         The failure of industry participants to accept our services as a replacement for traditional methods of operation could limit our revenue growth. Our success depends on our ability to provide services to a large number of employers with a substantial base of participating employees and to efficiently and accurately collect and process eligibility data and execute payment transactions with numerous health plans. The acceptance by employers of our services will require that all participants in the group health insurance market adopt new methods of administering benefits, exchanging eligibility information and executing payment transactions.

         Further, our services facilitate competition among health plans at the employer level by creating an infrastructure that allows multiple health plans to service a single employer. Health plans have in the past resisted servicing smaller companies on a non-exclusive basis. This resistance may inhibit our growth, especially in the mid-sized employer market.

We face intense competition in our industry and, if we are unable to compete successfully, our business and operating results will be seriously harmed.

         Increased competition in our industry could result in price reductions, reduced gross margins or loss of market share which could seriously harm our business and operating results. The health and welfare benefits administration industry is intensely competitive, rapidly evolving and subject to sudden technological change. We believe that the principal competitive factors in this market are health and managed care expertise, data integration and transfer technology, benefits processing technology, customer service and support and service fees. We expect competition to increase in the future.

         We compete with administrative service providers and benefits consultants with administrative capabilities. We also compete with the human resource and information systems departments of carriers and employers that perform their own health and welfare benefit administration services. In the mid-sized employer market we compete with health benefit brokers and regional brokers. In addition, many human resource service and systems companies have the health care expertise and financial strength to develop the technology necessary to compete with us. As the market evolves we expect increased competition from Internet-based service providers in both the health care connectivity market between suppliers and providers (e.g., physicians, hospitals and pharmacies) and the online insurance market.

         Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. Current and potential competitors have established or may establish strategic relationships among themselves or with third parties to increase the ability of their products and services to address employer needs. They may develop similar services to ours and we may not be able to successfully market our services or develop and introduce new services that are less costly than or superior to those of our competitors. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

Failure to manage our growth effectively could harm our business and operating results.

         Failure to manage our growth effectively could harm our business and operating results. Continued rapid growth will place significant strain upon our management and operational systems and resources. We will need to expand our existing information systems or acquire new systems to meet the requirements of our future operations. Any expansion or replacement of our information systems may not be sufficient to meet our needs. In addition, we may experience interruptions of service as we expand these systems.

         We recently have added a significant number of new employees, including key executives. We will continue to add personnel to maintain our ability to grow in the future. We must integrate our new employees and key executives into a cohesive team. At the same time, we must increase the total number of employees and train and manage our employee work force in a timely and effective manner to expand our business. We may not be able to do so successfully, which would inhibit our ability to expand our business and harm our operating results.

Unsuccessful efforts or incurrence of unanticipated expenses in selling our services could harm our business and operating results.

         The time, expense and effort of securing customers may exceed our expectations and may harm our business and operating results. The decision to implement our services requires a substantial and technical analysis of an employer's health and welfare benefits offerings and requirements, and time-intensive education of the advantages of our services. Due to the length of our sales cycle, which ranges from three to twelve months, we often devote significant resources and incur costs without any assurance that a prospective employer will purchase our services. In the event that a prospective employer does not purchase our services, we may have incurred substantial costs that cannot be recovered and which will not result in future revenues.

Our failure to establish and maintain successful relationships with strategic partners could limit our revenue growth.

         We believe that our future revenue growth depends in part upon the successful creation and maintenance of relationships with strategic partners such as front-end health care information collection companies, human resource information services firms, benefits consultants and brokers and other industry participants. To date, we have established a limited number of strategic relationships. Strategic partners may offer products or services of several different companies, including products and services that compete with our services. Strategic partners and potential strategic partners may be influenced by our competitors to scale back or end their relationships with us. We may not establish additional strategic relationships and these relationships may not be ultimately successful. Our strategic partners may not devote adequate resources to selling our services.

         If we are unable to establish and maintain successful strategic relationships, we may have to devote substantially more resources to the sales and marketing of our services, which will increase our costs and harm our operating results.

Our quarterly results likely will fluctuate which could cause the value of our common stock to rapidly decline.

         Any quarterly fluctuations in our operating results could subject the market price of our common stock to rapid and unpredictable change. Historically, we obtain a significant portion of each year's new customer commitments during the months of March through August because most employers have open enrollment periods for the selection of health plans by their employees in the fall. We expect this seasonality in our business to continue. Our expenses are relatively fixed in the short term and are based in part on our expectations of future revenues, which may vary significantly. If we do not achieve expected revenue targets, we may be unable to adjust our spending quickly enough to offset any revenue shortfall which could harm our business and operating results.

Factors that may cause these quarterly fluctuations include:

o        the number and size of new customers starting services;

o the decision of one or more employers to delay implementation or cancel ongoing services;

o our ability to design, develop and introduce new services and features for existing services on a timely basis;

o costs associated with strategic acquisitions and alliances or investments in technology;

o        expenses incurred for geographic and service expansion;

o        a reduction in the number of employees of our customers; and

o        mergers or acquisitions of our customers by other companies.

         Further, our agreements with customers generally do not have penalties for cancellation. As a result, any decision by a customer to cancel our services may cause significant variations in operating results in a particular quarter and could result in losses for that quarter. As we secure larger customers, any cancellation of services by a larger customer likely would result in greater fluctuations in operating results than historically experienced.

Failure to retain our key executives or attract and retain qualified technical personnel could harm our business and operating results.

         The loss of one or more of our executive officers could inhibit the development of our business and, accordingly, harm our business and operating results. While we generally enter into employment agreements with our key executive officers, we may not be able to retain them.

         Qualified personnel are in great demand throughout the Internet and health care industries. Our future growth and our ability to achieve our financial and operational objectives will depend in large part upon our ability to attract and retain highly skilled technical, engineering, sales and marketing and customer support personnel. Our failure to attract and retain personnel may limit the rate at which we can expand our business, including the development of new products and services and the retention of additional customers, which could harm our business and operating results.

We could be subject to potential liability claims related to our services which could harm our financial condition and results of operations.

         Any liability claim brought against us, even if not successful, would likely be time consuming and costly and could seriously harm our business and operating results. Errors in the performance of our services on behalf of an employer could result in the delay of processing of health care eligibility information or execution of payment transactions or could otherwise result in financial or other damages to our customers. These errors also may result in the improper denial of health care benefits to employees. A liability claim brought against us by an employer or an employee could seriously harm our business and reputation.

         Our customer agreements generally require that we indemnify our customers for various losses and liabilities incurred by them that are caused by us. Any indemnification payments required under these agreements may harm our business and operating results.

         We also may become party to litigation brought by a participating employee against an employer or health plan. We may not successfully avoid liability for problems related to the provision of health care benefits even though we do not make medical determinations or coverage decisions. Any claims or litigation also could require expenditures in terms of management time and other resources to defend ourselves. This could require us to implement measures to reduce our exposure to this liability, which may require us, among other things, to expend substantial resources or to discontinue service offerings or to take other precautions. Liability of this type could harm our business and operating results.

Expected benefits of our recent acquisition of Arbor Administrative Services, Inc. may not be realized.

         Achieving the expected benefits of our acquisition of Arbor Administrative Services, Inc. will depend in part on the timely and efficient integration of the operations and personnel of the two companies. Among the challenges involved in this integration are demonstrating to customers that the acquisition will not result in adverse changes to service or customer service standards, persuading personnel and customers that our business cultures are compatible and addressing any perceived adverse changes in business focus. An unsuccessful integration may result in the loss of customers and key employees, and divert the attention of management which may adversely affect our business, financial condition and operating results.

The failure to successfully integrate any future acquisitions could harm our business and operating results.

         If we acquire businesses in the future and are unable to successfully integrate these businesses into our own, it could harm our business and operating results. In order to remain competitive or to expand our business, we may find it necessary or desirable to acquire other businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, to finance the acquisition or to integrate the acquired businesses, products or technologies into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business may strain our resources and require significant management time. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions which would harm our operating results.

Changes in the health care industry could harm our future operating results and opportunities for growth.

         Our services are, in large part, beneficial to employers because we are able to coordinate the exchange of eligibility and financial data and execute payment transactions between an employer and its numerous carriers. Changes in the health care industry may require us to reconfigure our services and systems to accommodate a change in data formats and codes utilized by recently acquired or consolidated health plans. Further, the consolidation of health plans operating in the same geographic market may substantially reduce the number of competitive health plans in that market. Existing and potential customers, especially mid-sized employers operating in only one geographic market, may not find our services beneficial if there is limited competition among health plans.

Our revenues could decrease if our systems or processes are inadequate.

         Any failure of our systems or processes could harm our business and operating results. We process vast amounts of enrollment, eligibility and financial data and execute many payment transactions. Any delay or failure in our system, in our ability to communicate electronically with employers and health plans, or in our ability to collect, store, analyze or process accurate enrollment, eligibility and financial data may result in the denial of health care benefits, or in the delay or failure to execute payment transactions accurately. This type of denial or failure would harm our business and operating results.

         The occurrence of a catastrophic event or other system failure at our facilities could interrupt our operations or result in the loss or corruption of stored data. In addition, we depend on the efficient operation of Internet and network connections among our system, employers and carriers. These connections depend on the efficient operation of data exchange tools, Web browsers, Internet service providers and Internet and network backbone service providers. In the past, Internet users have occasionally experienced difficulties with Internet and online services due to system failures. Any disruption in Internet or network access provided by third parties could harm our business and operating results. Further, we are dependent on hardware suppliers for prompt delivery, installation and service of equipment used to deliver our services. The failure of these suppliers to promptly deliver, install or service equipment could harm our business and operating results.

         Furthermore, our business depends upon products, services and technology provided by third parties, such as health care providers and insurers, insurance and health care brokers, information technology consultants, network support providers, telecommunication companies, Internet service and access providers, third-party service providers, vendors, business partners and others outside our control. A prolonged Internet or communications failure also could prevent us from performing services on behalf of customers. Also, a systemic failure could require potential customers to dedicate substantial resources towards fixing or resolving problems and may make the sales and marketing of our services more difficult.

Our business and reputation may be harmed if we are unable to protect the privacy of our information.

         Our information systems and Internet communications may be vulnerable to damage from physical break-ins, computer viruses, programming errors, attacks by computer hackers or similar disruptive problems. A user who is able to access our computer or communication systems could gain access to confidential employer, employee or carrier information or our own confidential information. A material security breach could harm our business and our reputation or could result in liability to us. Therefore, it is critical that our facilities and infrastructure remain secure. The occurrence of any of these events could result in the interruption, delay or cessation of our services, which could harm our business or operating results. Further, our reputation may suffer if third parties were to obtain this information and we may be liable for this disclosure. Any effect on our reputation or any liability for any disclosure could harm our business and operating results.

If we are unable to adequately protect our intellectual property rights or if we infringe upon the intellectual property rights of third parties, our results may be harmed.

         Our success depends in part upon our intellectual property rights to products and services which we develop. We rely on a combination of contractual, statutory and common law rights including non-disclosure agreements, trade secrets, copyrights, patents and trademarks to establish and protect our intellectual property rights in our names, products, services and related technology. While our subsidiary, Arbor Associates, Inc., has patented its health and welfare benefit systems, we currently have no registered patents or pending patent applications covering any of our technology. Loss of intellectual property protection or inability to secure intellectual property protection on any of our names, confidential information or technology could harm our business and operating results.

         We have received a U.S. trademark registration for BEN-NET and a U.S. service mark registration for WebElect. In addition, we have applied for trademark and service mark protection for benX, eBenX, and The Benefit Exchange Network under the classifications of computer hardware and software, employee benefits consulting services and computer consulting services. Arbor Associates, Inc., has not applied for any trademark or service mark protections. The benX and eBenX applications filed under the computer hardware and software classification have been approved for publication, although third parties may still raise objections to their registration. We have received office actions from the U.S. Patent and Trademark Office for the benX and eBenX applications filed under the employee benefits consulting services and computer consulting services classifications and for The Benefit Exchange Network for all three applications. These applications may not be granted. Our current trademark and service mark registrations and any future granted registrations may not be enforceable or effective in protecting the marks, and the lack of registered trademark or service mark protection for our subsidiary's marks and name could require it to stop using the marks or to change its name. Any failure to protect our marks could result in the loss of any goodwill created in providing our services.

         We typically enter into non-disclosure and confidentiality agreements with our employees and consultants with access to sensitive information. These agreements may not be adequate to protect our intellectual property rights or prevent misappropriation of our technology. Products and services with features similar to our services may be independently developed.

         Although we believe that our core technology has been independently developed and that none of our technology or intellectual property infringes on the rights of others, third parties may assert infringement claims against us in the future. We may be required to modify our products, services, internal systems or technologies or to obtain a license to permit our continued use of those rights. We may not be able to do either in a timely manner or upon reasonable terms and conditions. Failure to do so could harm our business and operating results. In addition, future litigation relating to these matters could result in substantial cost diversion of resources by us. Adverse determinations in any litigation or proceedings of this type also could subject us to significant liabilities to third parties and could prevent us from using some of our products, services, internal systems or technologies.

Rapidly changing technology may impair our financial performance.

         We may encounter difficulties responding to technological changes that could delay our introduction of products and services and we may not be able to respond to these changes in a timely and cost-effective manner. Our business depends upon the use of software, hardware, networking and Internet technology and systems. These technologies and systems are rapidly evolving and are subject to rapid change and obsolescence. As these technologies mature, we must be able to quickly and successfully modify our products and services to adapt to this change. We may encounter difficulties that could delay or harm the performance of our products or services. We may not be able to respond to technological changes in a timely and cost-effective manner. In addition, our competitors may develop technologically superior products and services. Further, data formatting and eligibility rules within a particular employer or health plan, or within the group health benefits industry as a whole, may change and may require substantial and expensive re-engineering of eligibility data and adjustment of the tools we use to process this eligibility data.

Federal, state and local laws could harm our business and operating results.

         Federal, state or local laws could harm our business and operating results by requiring us to change the way we provide services and increase our cost of performing services. Further, these laws could restrict our ability to continue to develop our business as currently planned. The health care industry is highly regulated by federal, state and local laws. The application of existing laws, or the implementation of new laws applicable to our business could harm our business and operating results. For example, the confidentiality of patient records and the circumstances under which records may be released for inclusion in our databases may be subject to substantial regulation. Although compliance with current laws is principally the responsibility of health care providers and carriers, these regulations may be extended to cover our business and the eligibility data and other information included in our databases. If these laws are extended to cover our business, we may be required to expend additional resources in order to comply with these laws, including changes to our security practices, and may be exposed to greater liability in the event we fail to comply with these laws.

         HIPAA mandates that health plans use standard transactions, identifiers, security and other provisions during 2000. We have designed our products and services to comply with HIPAA, but any change in federal standards would require us to expend additional resources. In addition, under HIPAA, the U.S. Department of Health and Human Services has issued proposed rules that, if adopted, would impose significant restrictions on the disclosure of electronic personal health information.

         Further, our ministerial role in facilitating payments by employers to health plans may subject us to ERISA. This act imposes fiduciary duties on employers and health plans with respect to payments made on behalf of participating employees and it is possible that these fiduciary duties could be deemed to apply to us. In that event, we may become subject to greater liability and constraints with respect to these payments and may experience higher operating costs in order to comply with this regulation. These increases in operating costs may harm our business and operating results.

Laws and regulations concerning the sale, marketing or distribution of insurance over the Internet could harm our business and operating results.

         The impact of current or future insurance laws and regulations on our business is difficult to anticipate because the application of e-commerce to the insurance market is relatively new. The insurance industry is subject to extensive regulation under state laws. Insurance laws and regulations cover all aspects of the insurance process, including sales techniques, underwriting for eligibility, rates, claim payments, and record keeping by licensed insurance companies and insurance agents. A company that does business as an insurance agent is generally required to be licensed in each state in which it conducts that business. In the future, aspects of our business or other activities may be considered by insurance regulatory authorities to fall under their licensing jurisdiction.

Future sales of our common stock in the public market could cause the price of our common stock to decline.

         We cannot predict the timing or amount of future sales of shares of our stock or the effect, if any, that market sales of shares, or the availability of shares for sale, will have on the prevailing market price of our common stock. Our shareholders could sell substantial amounts of our common stock in the public market. Currently approximately 2.4 million shares are subject to certain lock-up agreements. Upon the expiration of these agreements, these shares will be available for public trading. Consequently, the price of our common stock could fall.

Concentration of ownership may give some shareholders substantial influence and may prevent or delay a change in control.

         Some shareholders, including officers and directors of the company, beneficially own a substantial portion of our outstanding common stock. These shareholders may be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of discouraging third party offers to acquire our company or of delaying or preventing a change in control of our company.

Our charter documents and Minnesota law may discourage unsolicited takeover offers which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

         Provisions of our articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. For instance, our bylaws provide for a classified board of directors with each class of directors subject to re-election every three years. This will make it more difficult for third parties to insert their representatives on our board of directors and gain control of our company. These provisions also could discourage proxy contests and make it more difficult for shareholders to elect directors and take other corporate actions. Further, the Minnesota Control Share Acquisition Act and the Minnesota Business Combination Act may make it more difficult for third parties to secure control of us or to complete an acquisition. These acts may discourage unsolicited takeover offers which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

                           FORWARD-LOOKING STATEMENTS

         Except for historical information, this prospectus (including the information incorporated by reference) contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our revenue mix, anticipated costs and expenses, service development, relationships with strategic partners, pending acquisitions and other factors discussed under "Risk Factors". These forward-looking statements may include declarations regarding our belief or current expectations of management, such as statements indicating that "we expect," "we anticipate," "we intend," "we believe," and similar language. We caution that any forward-looking statement made by us in this prospectus or in other announcements or filings made by us are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements, including without limitation the risk factors set forth in this prospectus.

                                   eBenX, Inc.

         We provide specialized technology-based solutions for the administration of health and welfare benefit programs. We use the Internet, proprietary technology and strategic support resources to simplify and automate the sharing of data and the completion of complex, multiple and ongoing financial and administrative transactions that are necessary to administer and pay for health and welfare benefits. Utilizing eBenX services results in more choice and reduced costs for employers; improved efficiencies and strengthened client relationships for brokers and other benefit advisors; reduced costs and the ability to offer new products for health plans and other benefit suppliers; and more choice, convenience and improved service for employees and their dependents.

         In September 2000, we acquired Arbor Administrative Services, Inc, which merged into our wholly owned subsidiary, Arbor Associates, Inc. (Arbor). Arbor is a web-based benefits administrator that offers one of the most functionally rich Web/IVR benefits platforms available in the market today, and provides full service benefit administration for mid-sized employers. Arbor distributes its services primarily through brokers and other employee benefits advisors. With the acquisition of Arbor, we add deep domain expertise in benefits administration, established mid-market broker relationships, and a strong mid-market customer base.

         From inception until September 1999, we were incorporated under the name Network Management Services, Inc. In September 1999, we changed our name to eBenX, Inc.

                              SELLING SHAREHOLDERS

         On September 6, 2000, Arbor Administrative Services, Inc., a Delaware corporation, merged into our wholly owned subsidiary, currently named Arbor Associates, Inc. In connection with the merger, all of the outstanding capital stock of Arbor Administrative Services, Inc. was exchanged for shares of our common stock in addition to other consideration. The shares offered through this prospectus represent some of the shares issued by us in connection with the acquisition of Arbor Administrative Services, Inc. that we agreed to register. The Selling Shareholders listed below are the former shareholders of Arbor Administrative Services, Inc.

         The following table sets forth certain information with respect to the beneficial ownership of our common stock by the Selling Shareholders as of March 1, 2001, as adjusted to reflect the sale of all of the shares registered in this registration statement. Some of these shares are subject to transfer restrictions according to an agreement. Unless otherwise indicated in a note, of the shares registered in this registration statement, all are immediately transferable.

                                                                Number of                            Number of
                                                                 Shares         Maximum Number         Shares
                                                              Beneficially      of Shares to be     Beneficially
                                                               Owned Prior     Sold Pursuant to     Owned After
Name                                                           to Offering     this Prospectus       Offering(1)
------------------------------------------------------------ ----------------  ------------------ -----------------
Jeffrey and Leonor Rosenblum(2)..........................          1,503,116           1,202,492           300,624
The Jeffrey Rosenblum Irrevocable Trust dated 3/22/00,
   Michael C. Forman, Trustee(3).........................            120,004             120,004                 0
The Jeffrey Rosenblum Grantor Retained Annuity Trust
   dated 3/22/00, Michael C. Forman, Trustee.............             18,286              18,286                 0
Arthur D. Warady(4)......................................            303,494             255,811                 0
ARMW Trust, Stephanie D. Warady Cohen, TTEE, U/A/D
   February 25, 2000.....................................              6,857               6,857                 0
AFMW Trust, Stephanie D. Warady Cohen, TTEE, U/A/D
   February 25, 2000.....................................              6,857               6,857                 0
AJLO Trust, Stephanie D. Warady Cohen, TTEE, U/A/D
   February 25, 2000.....................................              6,857               6,857                 0
ASMO Trust, Stephanie D. Warady Cohen, TTEE, U/A/D
   February 5, 2000......................................              6,857               6,857                 0
Robert W. Owen(5)........................................            140,576             140,576                 0
EJO Trust, Arthur D. Warady, TTEE U/A/D dated
   February 25, 2000.....................................              4,572               4,572                 0
DJO Trust, Arthur D. Warady, TTEE U/A/D dated
   February 25, 2000.....................................              4,572               4,572                 0
LRO Trust, Arthur D. Warady, TTEE U/A/D dated
   February 25, 2000.....................................              4,572               4,572                 0
Michael C. Forman and Jennifer Rice(6)...................            197,718              59,428                 0
David W. Jennings........................................             38,734              38,734                 0
Robert A. Rosenblum......................................             18,286              18,286                 0
David M. Cohn............................................             13,715              13,715                 0
David Saphier............................................              6,034               6,034                 0
Peter Byer...............................................              8,257               8,257                 0
Richman Family Partnership...............................             11,389              11,389                 0
Michael Karp(7)..........................................            288,604             288,604                 0
Neil J. Model............................................             18,402              18,402                 0
James J. Wankmiller and Maureen C. Wankmiller............             15,764              15,764                 0

Arthur E. Rogers, Jr.....................................             11,823              11,823                 0
David and Judith Coran...................................              6,134               6,134                 0
Arnold G. Coran, M.D. and Susan W. Coran Lawrence D.
   Rovin IRA.............................................              6,134               6,134                 0
DB Alex Brown LLC Custodian f/b/o Lawrence D. Rovin IRA..              3,067               3,067                 0
Lawrence J. Arem.........................................              3,067               3,067                 0
Malcolm T. Brown.........................................              1,371               1,371                 0
Barry J. Siegel..........................................              1,840               1,840                 0
Keith W. Kaplan..........................................              1,840               1,840                 0
David S. Forman..........................................                920                 920                 0
Alan Gottlob.............................................                920                 920                 0
Frank Anglin.............................................                614                 614                 0
Jennifer C. Fairfield and Brent R. Fairfield(8)..........             63,363              45,027                 0
Paul Knittel(9)..........................................             35,435               8,971                 0
Gregory J. Walsh(10).....................................             23,647               6,306                 0
                                                             ----------------  ------------------ -----------------
Total                                                              2,751,682           2,354,960           300,624

--------------
(1) Assumes the sale of all shares covered by this prospectus.
(2) Jeffrey Rosenblum was the founder, president and chief executive officer of Arbor Administrative Services, Inc., and currently is our President of Mid-Market. These shares, including the 300,624 shares owned but not registered herein, are subject to transfer restrictions according to a lock-up agreement of which 20% are immediately transferable, 80% are transferable on September 6, 2001 and all are transferable on September 6, 2002. In the event that a change of control occurs, Jeffrey Rosenblum is terminated by us without cause, or he terminates his employment with us for good reason, all as defined in his employment agreement with us, he can transfer an additional 50% of those shares otherwise subject to the transfer restrictions.
(3) These shares are subject to transfer restrictions according to a lock-up agreement of which 20% are immediately transferable and all are transferable on September 6, 2001.
(4) Arthur D. Warady was a director of Arbor Administrative Services, Inc. Includes 4,572, 4,572 and 4,572 shares held by the EJO Trust, U/A/D dated February 25, 2000, the DJO Trust, U/A/D dated February 25, 2000, and the LRO Trust, U/A/D dated February 25, 2000, respectively, for all of which Arthur D. Warady is trustee. Arthur D. Warady disclaims beneficial ownership in the aforementioned shares. Also includes 33,967 shares not registered on this Registration Statement.
(5) Robert W. Owen was a director of Arbor Administrative Services, Inc.
(6) Michael C. Forman was a director of Arbor Administrative Services, Inc. Includes 18,286 shares held by The Jeffrey Rosenblum Grantor Retained Annuity Trust dated 3/22/00 and 120,004 shares held by The Jeffrey Rosenblum Irrevocable Trust dated 3/22/00, for both of which Michael C. Forman is trustee. Michael C. Forman and Jennifer Rice disclaim beneficial ownership in the aforementioned shares.
(7) Includes warrants held by Michael Karp exercisable for 53,520 shares of common stock at an exercise price of $10.15 per share.
(8) Includes vested options held by Brent Fairfield exercisable for 2,759 shares of common stock at an exercise price of $7.14, unvested options held by Brent Fairfield exercisable for 1,182 shares of common stock at an exercise price of $.7.36 and 15,567 shares not registered on this Registration Statement.
(9) Includes 26,464 shares not registered on this Registration Statement.
(10) Gregory J. Walsh was the Chief Financial Officer of Arbor Administrative Services, Inc. Includes vested options exercisable for 17,341 shares of common stock at an exercise price of $6.34.

                              PLAN OF DISTRIBUTION

         The shares will be offered and sold by the selling shareholders for their own account. We will not receive any proceeds from the sale of the shares pursuant to this prospectus. We have agreed to pay the expenses of registration of the shares, including legal and accounting fees.

         Of the 2,354,960 shares of common stock covered by the prospectus, 1,357,087 shares will be available for immediate sale in the public market as of the date of this prospectus. With regard to the remaining 997,873 shares that are registered herein, Jeffrey and Leonor Rosenbaum and The Jeffrey Rosenbaum Irrevocable Trust dated March 22, 2000 have agreed that they will not sell or otherwise transfer the economic ownership of the shares before September 6, 2001.

         The shares offered hereby may be sold by the selling shareholders or by pledgees, donees, transferees and other successors in interest, from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders.

         The selling shareholders and any broker-dealer or agents that participate with the selling shareholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

                       WHERE YOU CAN FIND MORE INFORMATION


This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, and does not contain all the information set forth in the registration statement and exhibits to the registration statement. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our reports, proxy statements and other information filed can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. A copy of the registration statement is also available on the Commission's EDGAR site on the World Wide Web at: http:\\www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We "incorporate by reference" into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents. We incorporate the documents listed below:

                  (a) our Annual Report on Form 10-K for the year ended December 31, 2000; and

                  (b) the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated December 3, 1999 pursuant to Section 12(g) of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form S-3 and prior to the termination of the offering described herein.

         We also incorporate by reference any filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 filed subsequent to the filing of this prospectus and prior to the termination of the offering of the shares. Any statement contained in this prospectus or in a document all or part of which is incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         We will provide you without charge upon written or oral request, a copy of any or all of the documents incorporated herein by reference (including exhibits specifically incorporated by reference in those documents). Requests for such copies should be directed to Chief Financial Officer, eBenX, Inc., 605 North Highway 169, Suite LL, Minneapolis, Minnesota 55441, telephone number
(763) 614-2000.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares offered hereby has been passed upon for us by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402.

================================================================================


 No dealer, salesperson or any other
 person has been authorized to give
 any information or to make any
 representations other than those                      2,354,960 Shares
 contained in this prospectus, and,
 if given or made, such information
 or representations must not be
 relied upon as having been
 authorized by the Company, any
 Selling Shareholders or any other
 person. This Prospectus does not                         eBenX, Inc.
 constitute an offer to sell or a
 solicitation of an offer to buy to
 any person in any jurisdiction in
 which such offer or solicitation
 would be unlawful or to any person
 to whom it is unlawful. Neither the
 delivery of this prospectus nor any                     Common Stock
 offer or sale made hereunder shall,
 under any circumstances, create any
 implication that there has been no
 change in the affairs of the Company
 or that the information contained
 herein is correct as of any time
 subsequent to the date hereof.

            ----------

         TABLE OF CONTENTS
                                                         ------------
                                Page
                                                          PROSPECTUS
Risk Factors...................... 3
Forward Looking                                          ------------
   Statements.....................12
eBenX, Inc........................13
Selling Shareholders..............14
Plan of Distribution..............16
  Where you can
    Find More Information.........16
Incorporation of Certain
   Documents By Reference.........17
Experts...........................17
Legal Matters.....................17

                                                                  March 26, 2001

================================================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

             SEC Registration Fee...............................$  2,614
             Accounting Fees and Expenses.......................$  1,500
             Legal Fees and Expenses............................$ 20,000
             Miscellaneous......................................$  3,500
                                                                --------
             Total..............................................$ 27,614
                                                                ========

         All fees and expenses other than the Securities and Exchange Commission registration fee are estimated. The expenses listed above will be paid by eBenX, Inc.

Item 15. Indemnification of Directors and Officers

         Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of facts or omissions in such person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         Provisions regarding indemnification of officers and directors of eBenX to the extent permitted by Section 302A.521 are contained in eBenX's Bylaws.

         In addition, the employment agreements with officers of eBenX that are described in this prospectus require eBenX, to the extent permitted by law, to indemnify each of these officers and to obtain directors' and officers' liability insurance coverage in such amount as the board of directors of eBenX determines to be appropriate.

Item 16. List of Exhibits

         4.1 Fifth Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of Registrant's Registration Statement on Form S-1, Registration Number 333-78985).

         4.2 Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of Registrant's Registration Statement on Form S-1, Registration Number 333-87985).

         4.3 Specimen of Common Stock Certificate (incorporated by reference to
Exhibit 4.1 of Registrant's Registration Statement on Form S-1, Registration Number 333-94081).

         5 Opinion of Dorsey & Whitney LLP.*

         23.1 Consent of Ernst & Young LLP.*

         23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

         24 Powers of Attorney (included on the signature page).

------------------------
*        Filed herewith.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 26, 2001.

                                   eBenX, Inc.


                                   By /s/ John J. Davis
                                      ------------------------------------------
                                      John J. Davis
                                      Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints John J. Davis and Thomas E. Kelly, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.


Signature                           Date             Title
---------                           ----             -----
/s/ Mark W. Tierney                 March 26, 2001   Chairman and Director
---------------------------                          (principal executive officer)
Mark W. Tierney


/s/ John J. Davis                   March 26, 2001   President, Chief Executive Officer
---------------------------                          and Director (principal executive
John J. Davis                                        officer)


/s/ Thomas E. Kelly                 March 26, 2001   Chief Financial Officer and
---------------------------                          Secretary (principal financial officer
Thomas E. Kelly                                      and principal accounting officer)


/s/ Paul V. Barber                  March 26, 2001   Director
---------------------------
Paul V. Barber


/s/ James P. Bradley                March 26, 2001   Director
---------------------------
James P. Bradley


/s/ Daniel M. Cain                  March 26, 2001   Director
---------------------------
Daniel M. Cain

/s/ John M. Nehra                   March 26, 2001   Director
---------------------------
John M. Nehra


/s/ Frank C. Witthun                March 26, 2001   Director
---------------------------
Frank C. Witthun

                                  EXHIBIT INDEX

Exhibit  Description of Document                                       Method of Filing
-------  -----------------------                                       ----------------
4.1      Fifth Amended and Restated Articles of Incorporation          Incorporated by reference
         of the Company

4.2      Amended and Restated Bylaws of the Company                    Incorporated by reference

4.3      Specimen of Common Stock Certificate                          Incorporated by reference

5        Opinion of Dorsey & Whitney LLP                               Filed herewith

23.1     Consent of Ernst & Young LLP                                  Filed herewith

23.2     Consent of Dorsey & Whitney LLP                               Included in Exhibit 5

24       Powers of Attorney                                            Included on Signature
                                                                       Page